Exhibit 99.3

NYSE:WMB

Date: Nov. 16, 2004

Williams Cuts Another $200 Million of Debt

     TULSA, Okla. – Williams (NYSE:WMB) has completed the purchase and retirement of approximately $200 million in 5.935 percent senior notes due 2007.

     Approximately $1.1 billion of these notes were issued in January 2002 as a component of Income PACSSM, in connection with Williams’ FELINE PACS (NYSE:WMB PrI) offering.

     Williams previously retired $827 million of the notes through an exchange offer that expired in October. Only $73.1 million of the original $1.1 billion obligation remains outstanding and is due on Feb. 16, 2007.

     With today’s action, Williams has reduced its total long-term debt from approximately $8.1 billion to $7.9 billion.

About Williams (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan Williams (media relations) (918) 573-6932

Travis Campbell Williams (investor relations) (918) 573-2944

Richard George Williams (investor relations) (918) 573-3679

Courtney Baugher Williams (investor relations) (918) 573-5768

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.